                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE         CONTACT:

                              INVESTOR RELATIONS:
                              Amy Carpi
                              amy.carpi@jetblue.com
                              Ph: 203 656-7651

                              CORPORATE COMMUNICATIONS:
                              Gareth Edmonson-Jones
                              gareth.edmondson-jones@jetblue.com
                              Ph: 718 709-3089




             JETBLUE ANNOUNCES PRICING OF CONVERTIBLE NOTE OFFERING

NEW YORK, NY (JULY 11, 2003) - JetBlue Airways Corporation (Nasdaq: JBLU) today announced the pricing of its offering of $150 million principal amount of 3 1/2 % Convertible Notes due 2033 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on July 15, 2003.

The notes are convertible under certain circumstances into JetBlue common stock at a conversion rate of 15.6863 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $63.75 per share), subject to adjustment in certain circumstances.

JetBlue may redeem all or some of the notes for cash under certain circumstances on or after July 18, 2006 or at any time under any circumstances after July 18, 2008. Holders may require JetBlue to repurchase the notes on July 15 of 2008, 2013, 2018, 2023 and 2028 or upon the occurrence of certain designated events at a repurchase price equal to the principal amount of the notes plus accrued and unpaid interest, if any, to the repurchase date.

JetBlue has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $25 million principal amount of the notes. JetBlue plans to use the net proceeds from the offering, which are expected to be approximately $146.2 million ($170.7 million if the initial purchasers' option is exercised in full) for working capital and capital expenditures, including capital expenditures related to the purchase of aircraft and construction of facilities on or near airports.

The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.


This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.